Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces Third Quarter 2015 Results

Received FDA Clearance for Pantheris™

Accelerated Expansion of Installed base of Lumivascular Platform

Redwood City, California, November 5, 2015 — Avinger, Inc., (NASDAQ: AVGR) a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the lumivascular approach to treating vascular disease, today reported results for the third quarter ended September 30, 2015.

Recent Highlights

•                  Received 510(k) clearance from the United States Food and Drug Administration (FDA) to commence U.S. commercialization of Pantheris™, the first-ever image-guided atherectomy device using real-time intravascular visualization technology

•                  Successfully completed VISION trial, achieving all primary and secondary safety and effectiveness endpoints

•                  Added 13 new lumivascular accounts, expanding the installed base of lumivascular platform customers to 82 accounts at the end of the third quarter

•                  Disposable revenue of $1.8 million, a 10% increase compared to the previous quarter

•                  Continued build-out of sales force, growing the organization to 41 sales professionals at the end of the third quarter

•                  Secured up to $55 million in financing from CRG (formerly Capital Royalty L.P.)

“Our momentum continued to build through the third quarter, with the achievement of several strategic milestones, including exceptional six-month data from our VISION trial and 510(k) clearance from the FDA to begin commercializing Pantheris in the U.S.,” said Jeff Soinski, Avinger’s President and Chief Executive Officer. “We also successfully piloted a number of new programs designed to accelerate adoption of our lumivascular platform, including a Lightbox placement-to-purchase option. As a result, we were able to more than double the growth in new accounts compared to Q2. We believe a larger account base targeted towards higher-volume institutions will be key to our success as we commence U.S. sales of Pantheris early in 2016.”

Commenting further on Avinger’s recent accomplishments, John B. Simpson, Ph.D., M.D., the Company’s Founder and Executive Chairman said, “This is such a special time in Avinger’s history and in my decades-long endeavor to combine intravascular imaging with directional atherectomy. I want to sincerely thank the entire Avinger team and all the physicians and patients who have participated in our clinical studies and provided such valuable feedback on our technology. We are on the threshold of launching Pantheris, and I remain as confident as ever in our ability to dramatically change the treatment of vascular disease.”

Third Quarter Financial Results

Total revenue was $2.7 million for the third quarter ended September 30, 2015, a 3% increase from the third quarter of 2014. Lightbox™ imaging console sales were $0.9 million, a 16% increase compared to the third quarter of 2014, and revenues from disposable devices were $1.8 million, a 2% decrease compared to the third quarter of 2014. Revenue results in the third quarter of 2015 reflect a higher number of Lightbox placements and a lower number of up-front sales as the Company implements new programs targeted towards growing its total installed base and driving utilization in anticipation of the Pantheris launch in the first quarter of 2016.

Gross margin for the third quarter of 2015 was 36%, down from 44% in the comparable quarter of 2014. This decrease was primarily attributable to increased manufacturing overhead expense as the Company invests in operational infrastructure to support anticipated growth and increases manufacturing capacity in preparation for the U.S. launch of Pantheris in early 2016.

Operating expenses for the third quarter of 2015 were $10.8 million, compared to $7.3 million in the third quarter of 2014. This growth was primarily attributable to Pantheris development expenses, expansion of the Company’s commercial organization and increased expenses associated with operating as a publicly-traded company.

Loss from operations for the third quarter of 2015 was $9.9 million, compared to $6.1 million for the third quarter of 2014. Net loss attributable to common stockholders for the third quarter of 2015 was $13.3 million, compared to $8.8 million in the third quarter of 2014.

Adjusted EBITDA, a non-GAAP measure, was a loss of $8.3 million for the third quarter of 2015, compared to a $5.6 million loss for the third quarter of 2014.

Cash and cash equivalents totaled $54.8 million as of September 30, 2015 compared to $12.3 million as of December 31, 2014. The current quarter-end cash balance includes a net inflow of $2.8 million related to the debt refinancing and equity issuance transactions completed with CRG in September.

2015 Outlook

The Company updated its guidance of total revenue and adjusted EBITDA for 2015 to reflect a faster-than-planned expansion of the installed base of lumivascular accounts but with fewer new accounts purchasing a Lightbox at the time of initial use. 2015 revenue is now expected to be in the range of $10.5 million to $11.5 million, representing a year-over-year change ranging from a 6% decrease to 3% growth.

Adjusted EBITDA for 2015 is projected to be a loss of $33 million to $35 million, representing an increased loss of approximately $2 million compared to the previously communicated range, as the Company invests in the development of its lumivascular platform and accelerates expansion of its commercial infrastructure in advance of the launch of Pantheris.

Conference Call

Avinger will hold a conference call today, November 5, at 1:30pm PT/4:30pm ET to discuss its third quarter results. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers, referencing Conference ID: 57934241. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning November 5, 2015 at 4:30pm PT/7:30pm ET through midnight on November 6, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 57934241. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral arterial disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console, the Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris™, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit the Company’s website at www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding anticipated financial performance, planned regulatory and commercialization activities, expansion of the number of lumivascular accounts, adoption of Pantheris for treatment of PAD and the clinical benefits of Pantheris. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris; the outcome of future clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-Q filing made with the Securities and Exchange Commission on August 12, 2015. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Leigh Salvo

Westwicke

(415) 513-1281

Email: ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$2,721	$2,632	$7,856	$8,140
Cost of revenues	1,750	1,471	4,672	4,941
Gross profit	971	1,161	3,184	3,199
	36%	44%	41%	39%
Operating expenses:
Research and development	3,955	2,731	11,766	8,350
Selling, general and administrative	6,892	4,575	19,802	12,900
Total operating expenses	10,847	7,306	31,568	21,250
Loss from operations	(9,876)	(6,145)	(28,384)	(18,051)

Interest income	11	—	23	1
Interest expense	(1,334)	(1,712)	(4,002)	(4,905)
Other income (expense), net	(2,058)	(920)	(1,525)	(837)
Loss before provision for income taxes	(13,257)	(8,777)	(33,888)	(23,792)
Provision for income taxes	(7)	3	—	37
Net loss and comprehensive loss	(13,250)	(8,780)	(33,888)	(23,829)
Adjustment to net loss resulting from convertible preferred stock modification	—	—	(2,384)	—
Net loss and comprehensive loss attributable to common stockholders	$(13,250)	$(8,780)	$(36,272)	$(23,829)

Net loss attributable to common stockholders per share, basic and diluted	$(1.08)	$(36.43)	$(3.32)	$(98.88)

Weighted average common shares used to compute net loss per share, basic and diluted	12,280	241	10,935	241

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$54,781	$12,316
Accounts receivable, net	2,161	2,068
Inventories	3,205	3,991
Prepaid expenses and other current assets	680	425
Total current assets	60,827	18,800

Property and equipment, net	2,451	2,608
Other assets	196	3,029
Total assets	$63,474	$24,437

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$464	$1,013
Accrued compensation	2,333	1,147
Accrued expenses and other current liabilities	3,103	4,850
Borrowings	—	1,873
Total current liabilities	5,900	8,883

Borrowings, net of current portion	29,154	18,228
Convertible notes and accrued interest	—	8,609
Other long-term liablities	1,677	325
Total liabilities	36,731	36,045

Convertible preferred stock	—	132,260
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	13	—
Additional paid-in capital	209,535	2,665
Accumulated deficit	(182,805)	(146,533)
Total stockholders’ equity (deficit)	26,743	(143,868)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$63,474	$24,437

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Loss from operations	$(9,876)	$(6,145)	$(28,384)	$(18,051)
Add: Stock-based compensation	1,211	192	3,691	509
Add: Depreciation and amortization	320	345	960	1,132
Adjusted EBITDA	$(8,345)	$(5,608)	$(23,733)	$(16,410)